Exhibit 10.1

Cheniere Energy, Inc.
845 Texas Avenue, Suite 1250
Houston, Texas 77002
Phone: (713) 375-5000
Fax: (713) 375-6000
Cheniere.com

October 2, 2024

John Corey Grindal
1 Waterway Court #4F
The Woodlands, TX 77380

Re: Letter Agreement

Dear Corey:

This letter agreement (“Letter Agreement”) when executed by you will constitute the agreement between Cheniere Energy, Inc. (the “Company” or “Cheniere”) and John Corey Grindal (“Employee”), a current employee of Cheniere Energy Shared Services Inc. Company and Employee are referred to collectively hereafter as the “Parties” and individually as “Party”. Employee hereby agrees to remain employed in a full-time position, as Executive Vice President and Chief Operating Officer, reporting to Jack Fusco until October 2, 2024, at which time Employee will transition to Executive Vice President and Advisor, reporting to Jack Fusco. Employee understands that he will be available as needed for business needs as directed by Jack Fusco, Employee will not report to company locations for work, and will no longer have access to Cheniere systems after October 2, 2024. Employee will remain employed by Cheniere Energy Shared Services Inc. until January 2, 2025 (Separation Date), as an at-will employee, at which time Employee’s employment will end upon his severance under the Key Executive Severance Pay Plan. Employee agrees that satisfactory performance in accordance with Employee’s job duties, as specified in writing, and determined by the Company in its sole reasonable discretion, and Cheniere’s policies is required throughout this period.

1.Compensation. (a) Employee’s base salary will remain the same at its current rate of
$950,000 USD yearly paid bi-weekly, subject to applicable withholdings and deductions, during the term of this Letter Agreement in accordance with Cheniere’s normal pay policy, unless terminated earlier. Employee remains eligible during the period of employment for Cheniere’s benefits plans (including 401(k), medical, dental, vision, life, and disability coverage), subject to the terms of such plans and provided that Cheniere retains the right to amend or discontinue any of these plans in its sole discretion. Employee is eligible for standard hours of vacation, sick leave, paid holidays and floating holidays, pursuant to Cheniere’s policies.

(b)Provided that Employee does not resign from his employment with the Company prior to Separation Date, and Employee’s continuous employment with Cheniere through that date, subject to Employee’s execution and non-revocation of a release of claims in the form provided by the Company (the “Release”) within 21 days following the Separation Date, and Employee’s compliance with the Release and this Letter Agreement (including covenants in your prior LTI grant agreements), Employee will be entitled to the benefits in accordance with the Cheniere Energy, Inc. Key Executive Severance Pay Plan. Employee will also receive outplacement services for 12 months and an additional amount of $24,000 USD for the costs associated with benefits. Employee must remain in good standing and exhibit satisfactory performance at the Company’s sole reasonable discretion with Cheniere through the Separation Date. Employee must maintain strict confidentiality of this Letter Agreement and the terms set forth. Any unreimbursed business expenses will be reimbursed consistent with the terms of the Company’s policy.

2.General Provisions.

(a)Entire Agreement; No Representations. This Letter Agreement (and the other agreements between you and the Company, including but not limited to, LTI grant agreements, Confidentiality agreement, and Company’s plans, programs, and Release including but not limited to covenants of noncompetition and nonsolicitation as set forth in detail in the Release referenced herein) constitute the entire agreement between you and the Company regarding the subject matter hereof and supersede any earlier agreement, written or oral, with respect thereto. You acknowledge that you have not relied on any representations or statements not set forth in this Letter Agreement.

(b)Amendments; Waivers. This Letter Agreement may not be amended or modified except by a written agreement signed by both Parties.

(c)Severability; Interpretive Matters. The invalidity or unenforceability of a provision of this Letter Agreement will not affect the validity or enforceability of any other provision. If any provision of this Letter Agreement is held invalid or unenforceable in part, the remaining portion of that provision, together with all other provisions of this Letter Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

(e)Governing Law; Venue. This Letter Agreement shall be construed in accordance with and governed by the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law (in which case such federal law shall apply). Mandatory venue for any dispute regarding or related to this Letter Agreement shall be Harris County, Texas.

(f)Assignability. This Letter Agreement is assignable by the Company to an affiliate of the Company upon prior written notice to Employee provided such affiliate agrees to assume all of the Company’s obligations hereunder. This Letter Agreement is not assignable by Employee without the prior written approval of the Company.

If the foregoing reflects our agreement, kindly execute a counterpart of this letter in the space provided below and return a fully executed counterpart to the undersigned.

Very truly yours,

Cheniere Energy, Inc.
By: /s/ Sean Markowitz

Name: Sean Markowitz

Title: EVP, Chief Legal Officer and Corporate Secretary

AGREED & ACCEPTED
(As of the above date): John Corey Grindal
/s/ John Corey Grindal
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